Exhibit 5.2
The Board of Directors
Northgate Minerals Corporation
Suite 1602
18 King Street East
Toronto Ontario
CANADA
Dear Sirs
Consent of Independent Auditors
We have been asked to provide our consent for our:
•	independent audit reports in relation to the financial report for Perseverance Corporation Limited and its controlled entities (“Perseverance”) for the years ended 30 June 2006 (report dated 7 September 2006) and 30 June 2007 (report dated 14 May 2008); and

•	independent review reports in relation to the half years ended 31 December 2006 (report dated 26 February 2007) and 31 December 2007 (report dated 14 May 2008).
to be incorporated by reference in the Registration Statement on Form-10 of Northgate Minerals Corporation filed on 5 June 2008
(“Form-10”).
We hereby consent for our independent audit reports and independent review reports as described above to be incorporated by reference in the Registration Statement on Form-10 of Northgate Minerals Corporation filed on 5 June 2008 as long as it is in the form and context in which it was presented in the Amended Business Acquisition Report dated May 16, 2008 relating to the acquisition of Perseverance Corporation Limited by Northgate Minerals Corporation, for which our consent has previously been provided.
We have performed only limited procedures, including enquiries of the Company’s management with respect to events occurring between the date of our audit and review reports and the date of this consent.
Ernst & Young has not been involved in the preparation of any part of the Form-10 and expressly disclaims and takes no responsibility for any part of the Form-10 other than this consent and the documents above incorporated by reference.
Yours faithfully
/s/ Ernst & Young
Ernst & Young
Chartered Accountants
Melbourne, Australia
5 June 2008
Liability limited by a scheme approved under
Professional Standards Legislation